Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Real Estate Investment Trust, LLC of our report dated April 27, 2018, relating to our audits of the financial statements of Fundrise Real Estate Investment Trust, LLC as of and for the years ending December 31, 2017 and 2016.

/s/ RSM US LLP

McLean, Virginia

April 27, 2018